Exhibit 99

FOR IMMEDIATE RELEASE

3M and the State of Minnesota Establish Environmental Partnership, Settle Lawsuit

ST. PAUL, Minn.— February 20, 2018 — Today, 3M and the State of Minnesota reached a resolution of the State’s lawsuit against 3M related to certain PFCs present in the environment.

Under the terms of the settlement, 3M and the State will partner to invest in the environment and community. 3M will provide an $850 million grant to the State for a special “3M Grant for Water Quality and Sustainability Fund.” This Fund will enable projects that support water sustainability in the Twin Cities East Metro region, such as continued delivery of water to residents and enhancing groundwater recharge to support sustainable growth. The projects will also result in habitat and recreation improvements, such as fishing piers, trails, and open space preservation. This settlement is consistent with 3M’s long history of environmental stewardship.

“We are proud of our record of environmental stewardship, and while we do not believe there is a PFC-related public health issue, 3M will work with the State on these important projects,” said John Banovetz, senior vice president, 3M Research & Development and Chief Technology Officer. “Sustainability is embedded firmly at the core of our business. This settlement reflects our commitment to acting with integrity and conducting business in a sustainable way that is in the best interest of all who live and work in Minnesota.”

Minnesota is 3M’s birthplace and home for more than 115 years. Our 16,000 employees throughout the state help 3M touch countless lives through its business, innovation and community investments. This settlement will ensure that the money 3M contributes to the State will go directly to activities and projects related to the reduction of PFCs in the environment and also to the enhancement of groundwater sustainability in the Twin Cities East Metro area.

As a result of this settlement, 3M will record a first quarter 2018 charge of approximately $1.10 to $1.15 per share inclusive of related legal fees.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; (10) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (11) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017, and any subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

Contacts
Media:
Donna Fleming Runyon, 3M

651-736-7646

Investor Relations:
Bruce Jermeland, 3M

651-733-1807